APARTMENT HOUSING OF
EAST BREWTON, LTD.

FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

APARTMENT HOUSING OF EAST BREWTON, LTD.
TABLE OF CONTENTS
DECEMBER 31, 2006 AND 2005

GRANBERRY & ASSOCIATES, LLC
Certified Public Accountants

Michelle M. Granberry, CPA	P.O. Box 3196
Kellie B. Blackmon, CPA	Auburn, AL 36831-3196
MEMBER	Phone: (334) 741-1050
American Institute of CPAs	Fax. (334) 741-1059
Alabama Society of CPAs	www.granberrycpa.com

INDEPENDENT AUDITORS' REPORT

To the Partners of
Apartment Housing of East Brewton, Ltd.

We have audited the accompanying balance sheets of Apartment Housing of East Brewton, Ltd. (an Alabama limited partnership) as of December 31, 2006 and 2005, and the related statements of operations and comprehensive income, partners' capital (deficit), and cash flows for the years then ended. These financial statements are the responsibility of Apartment Housing of East Brewton, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment Housing of East Brewton, Ltd. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 11 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Granberry & Associates, LLC
January 22, 2007

APARTMENT HOUSING OF EAST BREWTON, LTD.

BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS

Current Assets
Cash	$2,082	$2,350
Accounts Receivable - Tenant	2,220	1,073
Prepaid Insurance	1,124	963

Total Current Assets	5,426	4,386

Restricted Deposits and Funded Reserves
Taxes and Insurance	2,975	3,271
Replacement Reserve	60,515	50,237
Security Deposits	12,218	9,654

Total Restricted Deposits and Funded Reserves	75,708	63,162

Property and Equipment
Land	69,000	69,000
Buildings and Improvements	2,185,247	2,185,247
Furniture, Fixtures and Equipment	99,454	99,454
	2,353,701	2,353,701
Less Accumulated Depreciation	(626,003)	(559,908)
Total Property and Equipment	1,727,698	1,793,793

Other Assets
Deposits	75	75
TOTAL ASSETS	$1,808,907	$1,861,416

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
LIABILITIES AND PARTNERS' EQUITY

Current Liabilities
Accounts Payable	$6,838	$7,336
Accrued Partners' Fee Payable	1,250	1,000
Security Deposits Payable	9,715	9,105
Tenant Overage Payable	160	686
Payroll Taxes Payable	670	534
Accrued Interest Payable	36,895	32,185
Accrued Property Taxes Payable	4,593	4,232
Current Maturities of Mortgage Payable	9,018	8,373
Total Current Liabilities	69,139	63,451

Long-Term Liabilities
Mortgage Payable, net of current maturities	1,101,809	1,110,827
Obligation Under Interest Rate Swap	15,297	18,866
Total Long-Term Liabilities	1,117,106	1,129,693

Total Liabilities	1,186,245	1,193,144

Partners' Equity
Partners' Capital	637,959	687,138
Unrealized Loss on Cash Flow Hedge	(15,297)	(18,866)
Total Partners' Equity	622,662	668,272
TOTAL LIABILITIES AND PARTNERS' EQUITY	$1,808,907	$1,861,416

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Revenues
Rental	$138,115	$133,352
Miscellaneous Charges	3,507	2,417
Total Revenues	141,622	135,769

Operating Expenses
Administrative	17,210	18,105
Advertising	134	103
Bad Debt	4,610	8,708
Management Fees	11,993	11,237
Repair and Maintenance	25,194	24,528
Taxes and Insurance	35,669	35,835
Utilities	8,860	5,320

Total Operating Expenses	103,670	103,836

Income from Operations	37,952	31,933

Partnership and Financial Income (Expense)
Interest Income	374	266
Interest Expense	(21,160)	(20,932)
Partnership Management Fees	(250)	(250)

Total Partnership and Financial Income (Expense)	(21,036)	(20,916)

Income (Loss) from Operations before Depreciation	16,916	11,017

Depreciation	(66,095)	(67,561)

Net Loss	(49,179)	(56,544)

Other Comprehensive Income (Loss)
Unrealized Gain (Loss) on cash flow hedge arising during the period	3,569	5,100

Total Other Comprehensive Income (Loss)	3,569	5,100

Total Comprehensive Loss	$(45,610)	$(51,444)

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

YEARS ENDED DECEMBER 31, 2006 AND 2005

	General	Limited
	Partners	Partners	Total

Partners' Capital, December 31, 2004	$339	$743,343	$743,682

Net Loss	(565)	(55,979)	(56,544)

Partners' Capital (Deficit), December 31, 2005	(226)	687,364	687,138

Net Loss	(492)	(48,687)	(49,179)
Partners' Capital (Deficit), December 31, 2006	$(718)	$638,677	$637,959

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash flows from operating activities
Net Loss	$(49,179)	$(56,544)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
Depreciation	66,095	67,561
(Increase) Decrease in Accounts Receivable - Tenant	(1,147)	148
(Increase) Decrease in Prepaid Insurance	(161)	359
(Increase) Decrease in Security Deposit Cash	(2,564)	1,928
(Increase) Decrease in Other Receivables	--	56,950
Increase (Decrease) in Accounts Payable	(498)	(845)
Increase (Decrease) in Accrued Partners' Fees	250	250
Increase (Decrease) in Security Deposits Payable	610	(965)
Increase (Decrease) in Tenant Overage Payable	(526)	527
Increase (Decrease) in Payroll Taxes Payable	136	(14)
Increase (Decrease) in Accrued Interest Payable	4,710	4,882
Increase (Decrease) in Accrued Property Taxes	361	(13)
Increase (Decrease) in Deferred Revenue	--	(65,350)
Total Adjustments	67,266	65,418
Net cash provided (used) by operating activities	18,087	8,874

Cash flows from investing activities:
Deposits to Taxes and Insurance Escrow	(34,328)	(36,026)
Deposits to Reserve Account	(10,278)	(10,206)
Transfers from Taxes and Insurance	34,624	33,514
Transfers from Reserve for Replacement	--	4,498
Net cash provided (used) by investing activities	(9,982)	(8,220)

Cash flows from financing activities:
Principal Payments on Mortgage Loan	(8,373)	(7,703)
Net cash provided (used) by financing activities	(8,373)	(7,703)

Net increase (decrease) in cash and cash equivalents	(268)	(7,049)
Cash and cash equivalents, beginning of year	2,350	9,399
Cash and cash equivalents, end of year	$2,082	$2,350

Supplemental disclosures of cash flow information
Interest Paid	$16,295	$15,986

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY - Apartment Housing of East Brewton, Ltd., an Alabama limited partnership, formed during June 1998. The partnership owns and operates a forty (40) unit apartment complex in East Brewton, Alabama for low and moderate income persons. Such projects are regulated by the Alabama Housing Finance Authority as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts. Construction was completed and the units were available for rental in February of 1999.

BASIS OF ACCOUNTING - The financial statements are prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when the liability is incurred.

PROPERTY, EQUIPMENT AND RELATED DEPRECIATION - Property and equipment are stated at cost less accumulated depreciation as calculated under the straight-line and declining balance methods. The assets are being depreciated as follows:

Buildings	40 years, straight-line
Furniture, fixtures, and equipment	5-7 years, declining balance

INCOME TAXES - Items of income and loss pass through to the individual partners for both Federal and State income tax purposes; therefore, the financial statements reflect no tax liability or benefit. Modified accelerated cost recovery system (MACRS) is used for income tax reporting purposes.

CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, cash includes unrestricted cash investments with an initial maturity not in excess of ninety (90) days. Cash flows from interest rate swap hedging the company's mortgage payable are classified as interest paid in the statement of cash flows.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

ADVERTISING - The partnership expenses the cost of advertising the first time the advertising activity takes place.

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

2.       RESTRICTED DEPOSITS AND FUNDED RESERVES

Under the terms of the HOME Investment Partnership Program agreement the partnership is required to maintain these restricted accounts as follows:

REPLACEMENT RESERVE - The partnership is to transfer monthly the amount of $833 until the account reaches a balance of $70,000. Any disbursements from this account are subject to the approval of Alabama Housing Finance Authority. At December 31, 2006 and 2005, this account is not properly funded.

SECURITY DEPOSITS - A separate account is maintained for tenant security deposits as specified under Alabama law. At December 31, 2006 and 2005, this account is properly funded.

TAXES AND INSURANCE - The partnership is to transfer monthly an amount estimating one-twelfth of the annual cost of real estate taxes and insurance. These expenditures are then to be paid from this account. At December 31, 2006 and 2005, this account is properly funded.

3.    LONG-TERM DEBT

Long-term debt is summarized as follows:

	2006	2005
Mortgage note payable in monthly installments (including principal and interest at a variable rate of 1.75% per annum over LIBOR) to Compass Bank, secured by land, building, cash, receivables and income, maturing May 2019 The interest rate at 12/31/06 is 7.10%	$189,827	$198,200

Mortgage note payable to Alabama's HOME Investment Partnership Program. No payment due until maturity in May 2019. Interest accrues annually at 1/2 of 1% until maturity	921,000	921,000
	1,110,827	1,119,200

Less principal due within one year	(9,018)	(8,373)

Total long-term debt	$1,101,809	$1,110,827

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

3.       LONG-TERM DEBT - continued

Principal payments due on long-term debt for the subsequent five years are as follows:

2007	$9,018
2008	9,930
2009	10,748
2010	11,682
2011	12,698
Thereafter	1,056,751

Total	$1,110,827

4.    INTEREST RATE SWAP -- On July 12, 2002, the partnership entered into an interest rate swap agreement with Compass Bank. The purpose of this agreement was to hedge cash flows against variable interest rates on their mortgage loan to Compass Bank. The terms include a notional amount equal to the outstanding mortgage loan whereby the partnership pays a fixed rate of interest, 8.25%, and receives a variable rate of interest equal to 1.75% over LIBOR not less than 5.25% and expires May 1, 2019. The net payments are calculated and paid on a monthly basis. The carrying amount of the swap has been adjusted to its fair value at the end of the year, which because of changes in forecasted levels of LIBOR resulted in reporting a liability for the fair value of the future net payments forecasted under the swap. The liability is classified as non-current since management does not intend to settle it during 2007. Since the critical terms of the swap and the note are the same, the swap is assumed to be completely effective as a hedge, and none of the change in its fair value is included in income. Accordingly, all of the adjustment of the swap's carrying amount is reported as other comprehensive loss. Estimated net payments of $5,590 are expected to be reclassified into earnings within the next twelve months.

5.    RELATED PARTY TRANSACTIONS

MANAGEMENT CONTRACTS - Apartment Services and Management, Inc., an affiliate of the general partners, managed the project during 2006 and 2005 pursuant to a contract approved by Alabama Housing Finance Authority. Management fees are $11,993 and $11,237 in 2006 and 2005, respectively. Management fees included in accounts payable at December 31, 2006 and 2005 are $6,200 and $6,677, respectively.

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

5.       RELATED PARTY TRANSACTIONS - CONTINUED

REPAIRS AND MAINTENANCE - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, was paid $1,884 in 2006 and $68,286 in 2005 for repairs related to Hurricane Katrina and Ivan. The partnership received insurance monies to cover the cost of these repairs. (See Hurricane Damage footnote 9.) Also, during 2005 Southeast Maintenance, Inc. was paid $18,342 for repairs made to a fire-damaged unit and other various repairs. The partnership received insurance monies in the amount of $14,659 to cover the cost of the repairs to the fire-damaged unit.

6.    CURRENT VULNERABILITY DUE TO CERTAIN CIRCUMSTANCES

The partnership's operations are concentrated in the low-income real estate market. In addition, the partnership operates in a heavily regulated environment. The operations of the partnership are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, the state housing financing agency. Such administrative directives, rules and regulations are subject to change by federal and state agencies. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

7.    RECONCILIATION OF FINANCIAL TO TAXABLE LOSS

A reconciliation of financial statement net loss to ordinary loss of the partnership, as reported on the partnership's information return, for the year ended December 31 is as follows:

	2006	2005
Financial statement net loss	$(49,179)	$(56,544)
Reconciling items:
Financial statement depreciation	66,095	67,561
Tax return depreciation	(86,840)	(87,660)
Partnership tax return ordinary loss	$(69,924)	$(76,643)

8.       COMMITMENTS AND CONTINGENCIES

On December 31, 2006, the partnership was contingently liable under a $37,412 standby letter of credit at Wachovia Bank expiring September 2009.

9.       HURRICANE DAMAGE

During 2005 and 2004, the apartment complex sustained damage as a result of Hurricane Katrina and Ivan. The partnership received insurance proceeds in the amount of $72,736 in 2005 to pay for the necessary repairs to the complex. At December 31, 2005, the repairs were completed and all insurance proceeds were disbursed.

See independent auditors' report.